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[DIVINE LOGO]                  N   E   W   S       R   E   L   E   A   S  E

                               www.divine.com                NASDAQ : DVIN
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
                                                                                           INTERNATIONAL
                               INDIVIDUAL INVESTORS:         MEDIA INQUIRIES:              MEDIA/INVESTORS:
                               Brenda Lee Johnson            Susan Burke / Anne Schmitt    Chris Blaik
                               Investor Relations Manager    Direct: 773.394.6746 / 6827   Direct: +44 [0] 20 7070 9520
                               Direct: 773.394.6873          Susan.burke@divine.com        chris.blaik@divine.com
                               brenda.johnson@divine.com     anne.schmitt@divine.com
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FOR IMMEDIATE RELEASE

                    DIVINE CLOSES ACQUISITION OF ROWECOM INC.

CHICAGO - NOVEMBER 6, 2001 - DIVINE, INC., (NASDAQ: DVIN), a premier integrated solution provider focused on the extended enterprise, announced that its acquisition of RoweCom, Inc., (Nasdaq: ROWE), closed today, following the approval of the acquisition at a special meeting of RoweCom stockholders on Oct. 25 and RoweCom's satisfaction and divine's waiver of other closing conditions. RoweCom is a global provider of high-quality service and e-commerce solutions for purchasing and managing print and e-content knowledge resources to libraries and corporations.

The common stock of RoweCom, Inc. has ceased trading as of the close of business today, Nov. 6, 2001, and will no longer be listed on the Nasdaq National Market.

Pursuant to the merger agreement, each stockholder of RoweCom will receive 0.75 shares of divine Class A common stock for each share of RoweCom common stock. The exchange agent will send RoweCom stockholders written instructions for exchanging their stock certificates for certificates representing divine stock.

Additional information about the transaction is available in the Proxy Statement / Prospectus dated September 17, 2001 relating to the RoweCom transaction, copies of which are available at: www.sec.gov or www.edgar-online.com.

ABOUT DIVINE, INC.

divine, inc., (Nasdaq: DVIN) is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity, and customer loyalty. The company provides expertise in consulting, collaboration, interaction, hosting and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies, and educational institutions, and currently serves over 2,000 customers. For more information, visit the company's Web site at www.divine.com.

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(C)2001 DIVINE, INC. DIVINE IS A TRADEMARK OF DIVINE, INC. ALL OTHER TRADEMARKS,
TRADE NAMES AND SERVICE MARKS REFERENCED HEREIN ARE THE PROPERTIES OF THEIR RESPECTIVE COMPANIES.